Exhibit 10.17

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

by and between

WuXi Biologics Ireland Limited

and

Oncorus, Inc.

July 25, 2019

LICENSE AGREEMENT

This License Agreement (this “Agreement”) dated as of July 25, 2019 (the “Effective Date”) is by and between Oncorus, Inc., a corporation organized under the laws of Delaware, USA with an address at 50 Hampshire Street, Suite 401, Cambridge MA 02139, USA, (“Oncorus” or “Licensee”), and WuXi Biologics Ireland Limited, a corporation organized under the laws of the Ireland, with an address at One Spencer Dock, North Wall Quay, Dublin 1 (“WuXi Biologics” or “Licensor”). Licensee and Licensor are each referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, WuXi Biologics possesses certain patents, patent applications, proprietary know-how, scientific and technical information relating to certain Antibody targeting [***] (as defined below); and

WHEREAS, Licensee wishes to obtain, and WuXi Biologics is willing to grant and cause its applicable Affiliates to grant an exclusive license to such intellectual property rights in the Field in the Territory (as defined below).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Section 1. DEFINITIONS

For purposes of this Agreement, the following definitions shall be applicable:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the direct or indirect power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or ownership of more than fifty percent (50%) of the voting securities of a Person.

“Annual Net Sales” means, for a given calendar year, the aggregate Net Sales during such calendar year.

“Antibody” means the [***] antibody owned or Controlled by WuXi Biologics or any Affiliate of WuXi Biologics as of the Effective Date which is Covered by the Licensed Patent(s) set forth in Exhibit A, [***].

“Antibody Improvement” means any modification to the Antibody amino acid sequence conceived and reduced to practice by Licensee during the Term that is intended to (a) improve target selectivity and/or (b) reduce potential immunogenicity and/or recover stability of the Antibody if negatively impacted by changes in (a) or (b), and/or (c) modify the affinity or potency of the Antibody, while retaining in each case ((a), (b) and (c)) the mechanism of action and [***], provided that [***].

“Applicable Law” means any law, statute, rule or regulation issued by a Governmental Authority or Regulatory Authority and any judicial, governmental, or administrative order, judgment, decree, or ruling including the anti-corruption laws, in each case as applicable to the subject matter of this Agreement and the Parties and having a binding effect on it and them.

“Business Day” or “business day” means a day other than Saturday, Sunday or any day on which commercial banks located in New York, Shanghai, China or Hong Kong are authorized or obligated by Applicable Law to close.

“Change of Control” means with respect to a Party: (a) the acquisition, directly or indirectly, by a Person or “group” (whether in a single transaction or multiple transactions) of more than 50% of the voting power of such Party or of beneficial ownership of (or the right to acquire such beneficial ownership) of more than 50% of the outstanding equity or convertible securities of such Party (including by tender offer or exchange offer); (b) any merger, consolidation, share exchange, business combination, recapitalization, the sale of substantially all assets of, or similar corporate transaction involving such Party (whether or not including one or more wholly owned subsidiaries of such Party), other than: (i) transactions involving solely such Party and one of more Affiliates, on the one hand, and one or more of such Party’s Affiliates, on the other hand, and/or (ii) transactions in which the stockholders of such Party immediately prior to such transaction hold at least 50% of the voting power of the surviving company or ultimate parent company of the surviving company; or (c) the adoption of a plan relating to the liquidation or dissolution of such Party. For purposes of this definition, the terms “group” and “beneficial ownership” shall have the meaning accorded in the U.S. Securities Exchange Act of 1934 and the regulations promulgated thereunder in effect as of the Effective Date, or any similar standard under its foreign equivalent Applicable Law, on a country-by-country basis. A Change of Control shall exclude any bona fide equity financing of a Party, including any initial public offering of the Party’s stock under the U.S. Securities Exchange Act of 1934 and the regulations promulgated thereunder in effect as of the Effective Date, or any similar standard under its foreign equivalent Applicable Law, on a country-by-country basis.

“Combination Product” means (i) a finished dosage form of a Licensed Product containing the Antibody and one or more pharmaceutically active ingredients, components, delivery devices or products other than such Licensed Product or (ii) a Licensed Product sold as one of a bundle of products without a separate price.

“Commercially Reasonable Efforts” means the efforts and resources used by [***] for [***] compounds or products with similar commercial and scientific potential at a similar stage in their lifecycle or in a similar therapeutic area which [***], taking into consideration all relevant factors, including their safety and efficacy, their cost to develop, the projected length of the development period, the competitiveness of alternative compounds and products, the nature and extent of their market exclusivity (including patent coverage and regulatory exclusivity), and the likelihood and timing of receiving Regulatory Approval.

“Confidential Information” of a Party (the “Disclosing Party”) means all information and materials disclosed by or on behalf of the Disclosing Party to the other Party (the “Receiving Party”) or its Affiliates or its or their respective employees, officers, directors or representatives (“Related Persons”) in connection with this Agreement that is either marked “Confidential” or “Proprietary”, or is known, or reasonably should be known by the Receiving Party to be confidential. For the avoidance of doubt, Confidential Information of both Parties includes the existence, terms and objectives of this Agreement, and the nature and outcome of any dispute arising out of or in connection with this Agreement.

“Control” or “Controlled” means, with respect to any Know-How, Patent Right, or other intellectual property right, the possession (whether by ownership or license, other than by a license granted pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party access, ownership, a license or a sublicense as provided herein to such Know-How, Patent Right or other intellectual property right, without violating the terms of any agreement with any Third Party [***].

“Cover” means with respect to any subject matter, the manufacture, use, sale, offering for sale, importation, exportation or other exploitation of such subject matter would infringe a claim of a patent or patent application at the time thereof. “Covered” and “Covering” shall have correlative meanings.

“Field” or “Licensed Field” means the treatment and prevention of any disease or condition in animals or humans through the expression of an antibody or antibody fragment from: a) a cell transduced by a virus (including without limitation replication competent and replication deficient viruses), and/or b) a cell transfected with a viral genome or a construct encoding a viral genome (including without limitation genomes of replication competent and replication deficient viruses); in each case above, antibody or antibody fragment expression may be achieved, without limitation, through the delivery of cell(s), virus(es), viral genome(s), and/or construct(s) encoding viral genome(s), by means of an in vivo formulation or delivery technology, including without limitation synthetic-based, lipid-based, protein-based and/or exosome-based delivery.

“First Commercial Sale” means, with respect to a Licensed Product, the first sale by Licensee, its Affiliate or its Sublicensee of a Licensed Product for monetary value for use or consumption by the end user of such Licensed Product in a country or territory after the receipt of Regulatory Approval to market such Licensed Product in such country or territory, excluding for clarity any sale or distribution for use in research, development or clinical studies.

“Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

“Know-How” means all materials, technology, data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, preclinical, safety, manufacturing and quality control data), technical and scientific information, know-how, expertise and trade secrets, and any intellectual property rights embodying any of the foregoing, but excluding any Patent Rights.

“Licensed Know-How” means any Know-How Controlled by the Licensor or its Affiliates in the Field in the Territory as of the Effective Date or at any time during the Term that is related to the Licensed Product and is necessary or reasonably useful to research, have researched, develop, have developed, use, have used, make, have made, sell, have sold, offer for sale, import and export any Antibody or Licensed Product in the Field in the Territory.

“Licensed Patent Rights” or “Licensed Patents” means any patents and patent applications in Exhibit A, and any patents issuing therefrom and any divisions, continuations, continuation-in-part (to the extent claiming the same subject matter), reissues, renewals, substitutions, extensions, registrations, re-examinations, revalidations, supplementary protection certificates and the like of any patents and patent applications thereof, including any foreign counterparts to any of the foregoing. Any additional patents and patent applications Controlled by Licensor or its Affiliates that Cover Antibody Improvements or the Antibody sequence shall automatically be added to Exhibit A and included in the Licensed Patent Rights.

“Licensed Product” or “Product” means any product that is Covered in whole or in part by a Valid Claim in the Licensed Field in the country in which such product is made, used or sold.

“Licensed Technology” means, collectively, the Licensed Patent Rights and the Licensed Know-How.

“Net Sales” means [***].

“Patent Rights” means all patents and patent applications, whether domestic or foreign, including all continuations, continuations-in-part, divisions, provisionals and renewals, and letters of patent granted with respect to any of the foregoing, patents of addition, supplementary protection certificates, registration or confirmation patents and all reissues, re-examination and extensions thereof.

“Person” means an individual, corporation, partnership, joint venture, limited liability entity, governmental authority, unincorporated organization, trust, association, or other entity.

“Phase Ia Clinical Trial” means a clinical study of an investigational product in patients and/or healthy volunteers with the primary objective of identifying the maximum tolerated dose of an investigational product, as further described in 21 CFR 312.21(a) (or its successor regulation), or a comparable clinical trial prescribed by the relevant Regulatory Authority in a country other than the United States. The investigational product can be administered to patients as a single agent or in combination with other investigational or marketed agents.

“Phase Ib Clinical Trial” means a clinical study of an investigational product in patients and/or healthy volunteers with the primary objective of characterizing its safety, tolerability and pharmacokinetics and identifying a recommended dose and regimen for future studies, as further described in 21 CFR 312.21(a) (or its successor regulation), or a comparable clinical trial prescribed by the relevant Regulatory Authority in a country other than the United States. For clarity, an expansion cohort of a Phase I Clinical Trial shall be deemed a Phase Ib Clinical Trial. The investigational product can be administered to patients as a single agent or in combination with other investigational or marketed agents.

“Phase II Clinical Trial” means a clinical study of an investigational product in patients with the disease being studied that has the primary objective of establishing the safety and initial efficacy of a product as well as generating more detailed safety, tolerability, and pharmacokinetics information as described in 21 C.F.R. 312.21(b), or a comparable clinical trial prescribed by the relevant Regulatory Authority in a country other than the United States. For clarity, a Phase Ib Clinical Trial or expansion cohort of a Phase I Clinical Trial shall not be a Phase II Clinical Trial.

The investigational product can be administered to patients as a single agent or in combination with other investigational or marketed agents.

“Phase III Clinical Trial” means a clinical study of an investigational product in patients that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to obtain Regulatory Approval in any country as described in 21 C.F.R. 312.21(c), or a comparable clinical trial prescribed by the relevant Regulatory Authority in a country other than the United States. The investigational product can be administered to patients as a single agent or in combination with other investigational or marketed agents.

“Protein Therapeutics” means products administered to humans or animals as a protein molecule (either alone or as part of a single therapeutic entity that includes a protein component), but [***], as contemplated in the Licensed Field above.

“Regulatory Approval” means any and all approvals or authorizations (including supplements, amendments, pre- and post-approvals and price approvals), licenses, registrations, certifications or authorizations, howsoever called, of a Regulatory Authority with respect to any jurisdiction, including pricing approvals that are necessary for the commercial manufacture, distribution, use, marketing or sale of a Licensed Product in such jurisdiction. Regulatory Approval will not include any site license for a Licensee manufacturing facility. For jurisdictions where governmental or other similar approval of pricing and/or reimbursement is reasonably necessary to market or sell such Licensed Product in such jurisdiction, Regulatory Approval shall be deemed to include such pricing or reimbursement approval.

“Regulatory Authority” means, in respect of a particular jurisdiction, the Governmental Authority having responsibility for granting Regulatory Approval(s) in such country or jurisdiction, including the United States Food and Drug Administration (“FDA”) or any counterpart of the FDA outside the United States.

“Regulatory Filing(s)” means any and all documents submitted to any Regulatory Authority with regard to any Licensed Product whether before or after Regulatory Approval of the applicable Licensed Product.

“Sublicensee” means any Third Party that is granted a sublicense by Licensee to any Licensed Technology.

“Target” means the following protein: [***].

“Territory” means worldwide.

“Third Party” means any person or entity other than Licensee, Licensor or any of their respective Affiliates.

“Valid Claim” means a claim (i) of a patent application, provided that if such pending claim does not issue as a claim within [***], such claim will cease to be a Valid Claim and will be reinstated as a Valid Claim if actually issued or accepted for issuance, or (ii) of an issued and unexpired patent, in each case (i) and (ii), which is included within the Licensed Patent Rights, which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

INTERPRETATION. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Unless the context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the word “will” shall be construed in the imperative having the same meaning as the word “shall”; (c) the word “day” or “year” means a calendar day or year unless otherwise specified; (d) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (e) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (f) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or”; (g) provisions that require that a Party or the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (h) words of any gender include the other gender; (i) words using the singular or plural number also include the plural or singular number, respectively; (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; and (k) neither Party or its Affiliates shall be deemed to be acting “on behalf of” the other Party hereunder.

Section 2. LICENSE.

2.1 License Grant. Subject to the terms and conditions of this Agreement, WuXi Biologics shall grant and hereby grants, and causes its applicable Affiliates to grant, to Licensee, and Licensee hereby accepts, a sole and exclusive, non-transferable (except as set forth in Section 11.4) and royalty-bearing license, with the right to grant and authorize sublicenses (as provided in Section 2.2), under the Licensed Technology, to make, have made, use, register, sell, offer to sell, have sold, import, export, exploit, research, improve, develop and commercialize Licensed Products in the Field in the Territory. Notwithstanding the forgoing, WuXi Biologics shall not be restricted in any manner from using the Licensed Technology for any use outside of the Licensed Field. For clarity, and without limiting the generality of the foregoing, WuXi Biologics shall have sole and exclusive rights under the Licensed Technology in the fields of Protein Therapeutics and diagnostics developed for products outside the Licensed Field, including without limitation therapeutics and diagnostics using monospecific antibody(ies), bispecific antibody(ies), multispecific antibody(ies), antibody combinations, antibody drug conjugate(s), and pro-drug like antibody(ies).

2.2 Sublicensing and Subcontracting. Licensee may grant and authorize sublicenses of its rights under Section 2.1 to the Licensed Technology during the Term of this Agreement to Third Parties, provided that each such sublicense shall be in writing and Licensee shall notify WuXi Biologics of such sublicense within [***] after execution. Licensee shall secure all commercially appropriate covenants, obligations and rights from any Sublicensee to ensure that Licensee can comply with all of Licensee’s applicable representations, warranties, covenants and obligations to WuXi Biologics under this Agreement including the required provision in Section 2.3.

Notwithstanding any sublicense agreement, Licensee shall remain primarily liable to WuXi Biologics for all of its duties and obligations contained in this Agreement, including all payments pursuant to Section 4. Licensee shall require in writing its Sublicensees to comply with their respective obligations under the applicable sublicense agreement. Each Sublicensee agreement shall contain a right of termination by Licensee for the Sublicensee’s material breach of any payment obligations affecting WuXi Biologics. Licensee may (among other methods) cure a breach of this Agreement arising from a breach by a Sublicensee of a sublicense agreement by terminating such sublicense agreement, in which case, Licensor shall not have the right to terminate this Agreement as a result of such breach.

In the event any such sublicense is terminated by Licensee, Licensee shall notify WuXi Biologics of such termination.

If requested by Licensee, WuXi Biologics will discuss, acting reasonably and in good faith, with Licensee any proposed modifications as may be requested by a potential Sublicensee with respect to the terms and conditions of this Agreement.

Upon termination of this Agreement for any reason, any sublicense granted by Licensee in accordance with this Section 2.2 shall automatically survive, provided that Sublicensee’s breach of any terms of such sublicense agreement did not give rise to termination of this Agreement and the Sublicensee promptly agrees in writing to be bound by the terms and conditions of this Agreement, following which WuXi Biologics shall have the right to directly enforce such terms and conditions against such Sublicensee with respect to its acts and omissions thereunder.

Contract manufacturers, wholesalers and distributors shall not be deemed Sublicensees, but instead, shall be deemed subcontractors. Subject to Section 3.1, Licensee may freely subcontract its rights, in whole or in part, to develop, manufacture, commercialize or otherwise exploit Licensed Products provided (i) any such agreements will be in writing; (ii) Licensee shall secure all commercially appropriate covenants, obligations and rights from any such subcontractor to ensure that Licensee can comply with all of Licensee’s applicable covenants and obligations to WuXi Biologics under this Agreement; and (iii) Licensee shall require its subcontractors to comply with their respective obligations under the applicable subcontracting agreement to the extent such obligations are obligations of Licensee under this Agreement.

2.3 Required Provisions in Sublicenses and Subcontracts. Any direct Sublicensee of Licensee may further sublicense and subcontract its rights, in whole or in part, to develop, manufacture, commercialize or otherwise exploit Licensed Products, provided that any such sublicense is granted, or such subcontract is entered into, in accordance with the terms of Section 2.2. No sublicensing or subcontracting is permitted other than as expressly permitted in this Section 2.3 without WuXi Biologics’ written consent. Each Licensee sublicense and further sublicense by a Licensee Sublicensee must be in writing and include language materially similar to the following: (a) the infringement notice provisions of Sections 5.2 (first sentence only) and 5.4; and (b) the Licensed Patents and Licensed Know-How challenge termination provision in Section 8.2.3 and (c) WuXi Biologics’ warranty disclaimer in Section 7.3. For clarity, Sublicensee shall not be required to notify Licensor directly of any alleged or threatened infringement, misappropriation, or violation by a Third Party of any Licensed Patents or Licensed Know-How; instead, Sublicensee shall be required to notify Licensee thereof and Licensee shall provide notice to Licensor thereof as required pursuant to Section 5.3.

2.4 Licensor Retained Rights. Licensor retains full rights to Licensed Technology to develop, make, use, import, offer for sale and sell in the Territory any products outside the Licensed Field.

2.5 No Implied Rights; Express Reservation of Rights Not Granted. Each Party acknowledges and agrees that (a) no license other than that expressly set forth in Section 2.1 is or shall be deemed to have been granted to it under this Agreement, whether by implication, estoppel or otherwise, and (b) the license granted in Section 2.1 is limited in scope and does not confer on Licensee any license (express or implied) or any other rights to research, develop, make, have made, use, promote, distribute, market, sell, offer for sale or have sold any product that is not a Licensed Product or any rights outside the Field. All rights in the Licensed Technology not expressly granted by Licensor under this Agreement are reserved to Licensor. Without limitation, as between the Parties, subject to the licenses granted by WuXi Biologics to Licensee under this Agreement, WuXi Biologics retains sole and exclusive ownership of all rights, title and interests in and to the Licensed Technology.

Section 3. PRODUCT DEVELOPMENT AND COMMERCIALIZATION.

3.1 Development and Manufacture.

3.1.1 Licensee. Licensee shall use Commercially Reasonable Efforts, and bear all costs and expenses, to develop and commercialize Products. Licensee, itself or through its Affiliates or Sublicensees, shall have the sole right and responsibility, at its sole expense, to conduct and control the filing of any applications for Regulatory Approval for Products in the Field in the Territory, consistent with its obligations under this Agreement, and shall have sole right and responsibility to communicate with the Regulatory Authority in the Territory regarding any such Regulatory Approval.

3.2 Regulatory Matters.

3.2.1 Regulatory Affairs. During the Term, Licensee (or its Affiliate(s) or Sublicensee(s)) shall have the authority to determine all regulatory plans and strategies for the Products in the Territory, and will have the sole right to prepare, seek, submit and maintain all Regulatory Filings and Regulatory Approvals for all Products in the Field in the Territory, at its own expense.

3.2.2 Regulatory Filings. Licensee (or its Affiliate(s) or Sublicensee(s)) will have the sole right to prepare and shall own any Regulatory Filings for Products in the Field in the Territory.

3.2.3 Regulatory Exclusivity. During the Term, Licensee (or its Affiliate(s) or Sublicensee(s)) shall have the sole right, but not the obligation, to apply for and secure any regulatory exclusivity rights that may be available under Applicable Laws for Products in the Field in the Territory.

Section 4. FINANCIAL PROVISIONS/ROYALTIES.

In consideration of the rights granted by WuXi Biologics to Licensee hereunder, Licensee agrees to make the following payments:

4.1 Upfront Payment. As specified below, Licensee shall pay to WuXi Biologics a non-refundable upfront fee of two hundred and fifty thousand dollars (US$ 250,000.00) in immediately available funds within [***] of the Effective Date.

4.2 Milestone Payments. In the event Licensee (on its own or through an Affiliate or Sublicensee) achieves a milestone specified below during the Term, Licensee shall promptly, but in no event more than [***] after the achievement of such milestone, notify WuXi Biologics in writing of the achievement of such milestone and pay to WuXi Biologics the corresponding milestone payment specified below.

WuXi Biologics shall be paid each milestone payment set forth below only once, upon the first achievement of each such milestone with respect to the first Licensed Product to achieve such milestone, and the payments are non-refundable:

[***]

WuXi Biologics shall be paid each of the following milestone payments only once, upon the first occurrence of the corresponding milestone events for each of the first three (3) Licensed Products to achieve such milestones, and the payments are non-refundable:

[***]

4.3 Royalty

Subject to the terms of this Agreement, during the Royalty Term, Licensee shall pay royalties to Licensor on Net Sales of Licensed Products in the Territory on an annual basis at the applicable rate(s) set forth below:

[***]

4.4 Royalty Term. Royalties under Section 4.3 shall be payable, on a Product-by-Product basis in the Territory, during the period of time commencing on the First Commercial Sale of a Licensed Product in in the Territory until expiration of the last-to-expire Licensed Patent which has at least one Valid Claim Covering such Licensed Product in the Territory(the “Royalty Term”). Upon expiration of the applicable Royalty Term, on a country-by-country and Product-by-Product basis, the licenses granted in Section 2.1 shall survive and become royalty-free, fully-paid up, perpetual and irrevocable. For the avoidance of doubt, royalties under Section 4.3 shall not be payable on sales of Licensed Products in any country in which there is no Valid Claim Covering such Licensed Product.

4.5 Royalty Reporting. Royalties shall be calculated and reported for each calendar year within [***] after the end of each calendar year. With delivery of such report, Licensee shall also pay the corresponding amount of the royalty due to WuXi Biologics, if any. Each report of royalties shall include Annual Net Sales by Licensee and its Affiliates in the Territory on a country-by-country basis for each Licensed Product during the applicable calendar year, which report shall include the gross amounts invoiced and Annual Net Sales, the royalties payable, how such royalties were calculated (including an accounting of any reductions in applicable royalty rates and/or summary of deductions in determining Annual Net Sales), and the exchange rates used, in each case presented on a country-by-country basis for each Licensed Product, and only for the applicable calendar year. Such reports shall be the Confidential Information of Licensee.

4.6 Payment Terms. All sums due under this Agreement shall be payable in United States dollars by bank wire transfer in immediately available funds to such bank account(s) as the applicable payee shall designate.

4.7 Taxes. Each Party will be responsible for all taxes, fees, duties, levies or similar amounts imposed on its income, assets, capital, employment, personnel, and right or license to do business. If Applicable Law requires Licensee to withhold any taxes from payments made to WuXi Biologics under this Agreement, then such taxes shall be deducted by Licensee as required by, and shall be paid by Licensee to, the proper tax authorities. Upon WuXi Biologics’ request, official receipts or other evidence of payment, as applicable, of any withholding tax shall be promptly sent to WuXi Biologics as evidence of such payment. The Parties shall use reasonable and legal efforts to reduce or optimize tax withholding, to the extent permitted by Applicable Law, on payments made pursuant to this Agreement. Licensee will reasonably assist WuXi Biologics in obtaining any necessary documentation to demonstrate such withholding upon reasonable request. Except for the foregoing provisions and as provided in the Net Sales definition, all payments by Licensee shall be made free and clear of, and without reduction for, any and all taxes owed by Licensee or any of its Affiliates or Sublicensees.

4.8 Financial Audits. Licensee shall use Commercially Reasonable Efforts to keep accurate and complete records of all financial information needed to calculate Net Sales and/or any other information necessary to determine whether other payments are due to WuXi Biologics under this Agreement. Licensee shall retain such records for a period of [***]. At WuXi Biologics’ reasonable prior written request (not less than [***], such records shall be made available for inspection, review and audit, during normal business hours, without undue business interruption and with reasonable advance notice to Licensee, by an independent certified public accountant appointed by WuXi Biologics and reasonably acceptable to Licensee for the sole purpose of verifying that Licensee has complied with its payment obligations under this Section 4. In no event may WuXi Biologics conduct such audit more than [***], and prior to the start of any such audit, Licensee may require that such accountant enter into a reasonable confidentiality agreement with it. A copy of any report provided to WuXi Biologics by the accountant shall be given concurrently to Licensee, and such report and its contents shall be the Confidential Information of Licensee. WuXi Biologics shall be responsible for all costs and expenses incurred in performing any such audit unless the audit discloses, and Licensee does not reasonably dispute such result, at least a [***] shortfall for the period audited, in which case Licensee shall bear the reasonable cost of the entire audit.

Section 5. PATENTS AND ENFORCEMENT.

5.1 Ownership

5.1.1 Background IP. Subject to the rights and licenses expressly granted under this Agreement, each Party would, at all times and as between the Parties, continue to own all rights, title and interest in and to any and all intellectual property rights that it owned or Controlled prior to the Effective Date, or which it generates, or to which it obtains rights, outside of this Agreement or outside of the Licenses on or after the Effective Date.

5.1.2 Arising IP. Ownership of all data, information, inventions or discoveries conceived or generated by or on behalf of a Party or any of its Affiliates in the exercise of the licenses, including all intellectual property rights therein shall be as set forth in this Section 5.1.2. As between the Parties, (a) ownership of any such inventions or discoveries, whether or not patentable, and all intellectual property rights therein, including Patents Rights that Cover such inventions or discoveries, shall be determined based on and consistent with inventorship, with inventorship determined in accordance with the rules of inventorship under U.S. patent laws; and (b) ownership of any such data or information (other than inventions or discoveries described above), and all intellectual property rights therein, shall be determined based on and consistent with the Party that generated such data or information.

5.1.3 Antibody Improvements and Licensed Product IP. Notwithstanding anything in this Section 5.1 to the contrary, (a) Licensor shall own and retain all rights in the Antibody Improvements and Licensee hereby assigns to Licensor all right, title and interest in and to Antibody Improvements, and (b) Licensee shall own and retain all rights in the Licensed Product and Licensor hereby assigns to Licensee all right, title and interest in and to such Licensed Product.

5.2 Prosecution and Maintenance.

5.2.1 Licensor shall be responsible for preparing, filing, prosecuting and maintaining the Licensed Patents in the United States and the People’s Republic of China and PCT applications in the Licensed Patents at Licensor’s expense using in-house or outside legal counsel selected by Licensor and reasonably acceptable to Licensee. Licensee shall be responsible, at its expense, for preparing, filing, prosecuting and maintaining the Licensed Patents in all other countries in its discretion. Each Party shall consult with the other Party as to the prosecution and maintenance of such Licensed Patents reasonably prior to any deadline, submission to or action with any patent office, and shall furnish to such other Party copies of all relevant drafts and documents reasonably in advance of such consultation. Each Party shall consider in good faith any reasonable comments provided by the other Party in connection with the prosecution and maintenance of such Licensed Patents and shall incorporate the good faith comments and requests of the other Party, so long as such comments are provided in a timely manner. Each Party shall also provide copies of material documents received from patent authorities relating to the Licensed Patents.

5.2.2 The Parties will confer and must mutually agree before any claims within the Licensed Patents may be abandoned or materially narrowed, provided that if this Agreement has been terminated with respect to a particular country, WuXi Biologics may act in its sole discretion regarding the prosecution, maintenance, or abandonment, regarding any such Licensed Patents in such country.

5.2.3 In the event that either Party desires not to remain responsible for prosecution or maintenance of any of the Licensed Patent(s) in any country, it will provide the other Party written notice at least [***] in advance of the next applicable deadline with the applicable patent office, and following receipt of such notice, the other Party will have the right but not the obligation to assume responsibility for the prosecution and maintenance in such country(ies) and will be responsible for all expenses associated therewith.

5.2.4 The Parties shall coordinate and discuss which of the Patents within the Licensed Patents should be selected for term extensions, supplementary protection certificates, and equivalents thereof offering patent protection beyond the initial term with respect to any issued Patents (“Patent Term Extensions”) with respect to the Licensed Products in the Territory. Licensee shall have the right to make the final decision regarding which Patents are selected for Patent Term Extension with respect to the Licensed Products in the Territory, and shall have the right to seek and obtain such Patent Term Extensions with respect to the Licensed Patents in the Territory. For the avoidance of doubt, to the extent permitted by Applicable Law, Licensee shall have the sole discretion regarding whether and which of the Patent(s) in the People’s Republic of China will be selected for Patent Term Extensions with respect to the Licensed Products, and the sole right to seek and obtain such Patent Term Extensions with respect to such selected Patent(s).

5.3 Infringement of Licensed Patents. Each Party will notify the other Party promptly in writing upon becoming aware of any alleged or threatened infringement, misappropriation, or violation by a Third Party of any Licensed Patents or Licensed Know-How, and will provide the other Party with all available evidence supporting such infringement or suspected infringement. Licensee shall have the first right (itself or through others), but not the obligation, to respond to, defend, and enforce any actions or suits relating to the Licensed Patents or any rights in the Licensed Know-How against any infringement, misappropriation or violation or alleged infringement, misappropriation or violation thereof in the Field in the Territory. Licensee may, at its own expense, institute suit in the Territory against any infringer or alleged infringer (or violator) and control and defend such suit and recover any damages, awards or settlements resulting therefrom. The amount of such damages, awards or settlements remaining after deduction of Licensee’s expenses and reimbursement to WuXi Biologics for its reasonable and documented, out-of-pocket costs may be [***]. WuXi Biologics shall reasonably cooperate in any such litigation, including, without limitation, joining any such suit in the Territory, at Licensee’s request and expense. Licensee shall not enter into any settlement of any claim described in this Section 5.3 that would admit to the invalidity, narrowing of scope or unenforceability of the Licensed Patents, incur any financial liability on the part of WuXi Biologics or require an admission of liability, wrongdoing or fault on the part of WuXi Biologics, without WuXi Biologics’ prior written consent. If Licensee does not, within [***] after becoming aware of any such infringement, misappropriation or violation pursue such litigation in the Territory, WuXi Biologics shall have the right in its sole discretion to do so. In the event of enforcement by WuXi Biologics, Licensee will reasonably cooperate in any such litigation, including without limitation, joining any such suit if needed to provide standing. WuXi Biologics, after deducting its attorney’s fees, costs, and any other expenses (including reimbursement to Licensee of its reasonable and documented out-of-pocket costs), will [***]. Neither Party shall enter into any settlement of any claim described in this Section 5.3 that would admit to the invalidity, narrowing of scope or unenforceability of the Licensed Patents, incur any financial liability on the part of the other Party or require an admission of liability, wrongdoing or fault on the part of the other Party, without the other Party’s prior written consent. In any suit, action or other proceeding in connection with enforcement and/or defense of the Licensed Patents, each Party will offer reasonable assistance to the other in connection with such action as reasonably requested, including making available at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens and other similar materials in its possession.

5.4 Infringement Claims by Third Parties. If (i) any Licensed Product developed, made, commercialized or otherwise exploited by or under authority of Licensee becomes the subject of a Third Party’s claim or assertion of infringement of a patent relating to the manufacture, use, sale, offer for sale or importation of such Licensed Product in the Field in the Territory, or (ii) if a declaratory judgment action is brought naming either Party as a defendant and alleging invalidity of any of the Licensed Patents in the Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant (the “Defending Party”). If WuXi Biologics is named in such legal action but not Licensee, then Licensee shall have the right to join, at its own expense, any such legal action and to be represented in such action by its own counsel. None of the Parties shall enter into any settlement of any claim described in this Section in the Territory that admits to the invalidity, narrowing of scope or unenforceability of the Licensed Patents or this Agreement, incurs any financial liability on the part of the other Party or requires an admission of liability, wrongdoing or fault on the part of the other Party without such other Party’s prior written consent. In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s cost and the Defending Party shall reimburse the other Party’s reasonable, documented, out-of-pocket costs associated therewith.

5.5 Biosimilars. Each Party shall promptly, but in any event no later than [***] after receipt of notice of such application, notify the other Party if it becomes aware of any application for Regulatory Approval of any pharmaceutical product of a Third Party (excluding any Affiliate of Licensee or any Sublicensee (or their further sublicensees)) that relies on a Licensed Product as a Reference Product under the Biologics Price Competition and Innovation Act, or any comparable regulatory regime in any other country in the Territory, and (i) for which biosimilarity or interchangeability (as applicable) with such Licensed Product has been or is sought to be demonstrated and (ii) which seeks Regulatory Approval in such country relying in whole or in part on any data generated in support of a Regulatory Approval for such Licensed Product. Licensee shall take the lead and be responsible for preparing and filing any responses with any Regulatory Authority in the Territory, and each respective Party will be responsible for negotiating any patent resolution in connection with any such application as set forth in paragraphs 2 through 6 of Section 351(1) of the United States Public Health Service Act (42 U.S.C. § 262(1)(2)- (6)), or any foreign equivalent thereof. Each Party shall cooperate with the other Party’s reasonable requests for assistance in connection therewith.

Section 6. CONFIDENTIALITY.

6.1 Confidentiality. Subject to Section 6.2 below, during the Term and for [***] thereafter, the Receiving Party shall, and shall ensure that it and its Affiliates and their respective Related Persons will:

(a) maintain the Confidential Information in confidence and take the same measures to protect the Confidential Information of the Disclosing Party that it takes to protect its own information of comparable sensitivity, but in no event less than reasonable care;

(b) not use the Confidential Information other than as reasonably necessary to perform obligations or exercise rights under this Agreement; and

(c) not disclose the Confidential Information to any Third Party other than:

(i) those of its and its Affiliate’s Related Persons that are required to know the Confidential Information in connection with the performance of activities under this Agreement, have been advised of the confidential nature of such information and have obligations to maintain confidentiality of the Confidential Information as strict as the confidentiality obligations under this Agreement; and

(ii) to the extent required by Applicable Law (including any securities law or regulation or the rules of a securities exchange) or reasonably necessary to prosecute or defend litigation or arbitration or comply with the rules of a legal or administrative proceeding, in each case, as advised by independent outside counsel, and, in each case, only after the Receiving Party gives the Disclosing Party reasonable advance notice of such disclosure (to the extent permitted by Applicable Law) so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and provided that the compelled Party uses reasonable efforts to secure confidential treatment of the Confidential Information to the greatest extent allowable by Applicable Law.

6.2 Exceptions to Confidentiality. The confidentiality obligations of Section 6.1 will not apply if:

(a) the Confidential Information is public knowledge or becomes public knowledge after disclosure, through no fault of the Receiving Party or any of its Related Persons;

(b) the Confidential Information can be shown by the Receiving Party to have been in its or any of its Related Persons’ possession prior to first disclosure by or on behalf of the Disclosing Party;

(c) the Confidential Information was received on a non-confidential basis from a third party that was not obligated to maintain confidentiality of the Confidential Information; or

(d) the Receiving Party can show that equivalent information was developed independently by the Receiving Party or any of its Related Persons without use of, access to or reference to the Confidential Information of the Disclosing Party.

6.3 Return of Confidential Information. Upon termination of this Agreement, and if requested in writing by the Disclosing Party within thirty (30) days thereafter, the Receiving Party shall, at the option of the Disclosing Party, cause all Confidential Information to be promptly destroyed or returned to the Disclosing Party, provided, however, that:

(a) the Receiving Party may retain a single secure copy of any Confidential Information solely for legal archival purposes and subject to the obligations in Section 6.1; and

(b) electronic back-up files that have been created by routine archiving and back-up procedures need not be deleted, provided that access to such databases is limited to information technology personnel of the Receiving Party who are legally bound to comply with the restrictions on use and disclosure in this Section 6.

Notwithstanding the return or destruction of the documents and materials described above, the Parties will continue to be bound by their obligations under this Section 6.

6.4 Permitted Disclosures. Notwithstanding Section 6.1, the Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) that such disclosure is reasonably necessary in the following instances:

(a) in connection with obtaining Regulatory Approval for Licensed Products or with filing, prosecuting, maintaining and enforcing Licensed Patent Rights,

(b) in connection with exercising the Receiving Party’s rights (including in the case of Licensee, the exploitation and/or sublicensing of the Licensed Technology) or fulfilling its obligations pursuant to this Agreement,

(c) to bona fide potential or actual (i) investment bankers, investors and lenders, and (ii) business partners, acquirers, Sublicensees or permitted assignees; and

(d) to Affiliates to perform Receiving Party’s obligations under this Agreement; provided that each recipient of such Confidential Information needs to know such Confidential Information and is legally bound to comply with the restrictions on use and disclosure in Section 6.1.

6.5 Remedies. The Parties each acknowledge and agree that a breach of this Section 6 may cause irreparable harm to the non-breaching Party for which the award of money damages may be inadequate. The Parties therefore agree that in the event of any breach of this Section 6, the non-breaching Party will be entitled to seek injunctive relief in addition to seeking any other remedy provided in this Agreement or available at law.

6.6 Prior Agreements. This Agreement supersedes the Mutual Confidentiality Agreement by and between the Parties, dated January 4, 2018 with respect to information disclosed thereunder. All information exchanged between the Parties under the Prior NDA and the Option Agreement by and between the Parties dated May 15, 2018 shall be deemed to have been disclosed shall be subject to the terms of this Section 6 from and after the Effective Date.

6.7 Terms of this Agreement: Publicity. The Parties agree that the terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted under this Section 6. Except as required by Applicable Law (including any securities law or regulation or the rules of a securities exchange), each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party. For clarity, once a particular disclosure has been approved, each Party may make further public disclosures that do not differ materially from the approved disclosure without obtaining the further consent of the other Party to such further disclosure.

Section 7. REPRESENTATIONS AND WARRANTIES.

7.1 Licensor Representations and Warranties. As of the Effective Date, Licensor hereby represents and warrants to Licensee as follows:

7.1.1 Licensor is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

7.1.2 Licensor has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Licensor have been duly and validly authorized and approved by proper corporate action on the part of Licensor.

7.1.3 The execution and delivery of this Agreement by Licensor and performance by Licensor contemplated hereunder does not conflict with, violate, breach or constitute a default under any contractual obligations of Licensor or its Affiliates. Furthermore, Licensor will not enter into or amend any agreement with a Third Party in a manner that conflicts with the rights granted to Licensee pursuant to this Agreement.

7.1.4 Licensor has, and throughout the Term shall retain, the sole right and authority to enter into this Agreement and grant the rights and licenses hereunder (including the right to cause its Applicable Affiliates to grant such rights and licenses).

7.1.5 Exhibit A contains a complete and correct list of all Licensed Patent Rights existing as of the Effective Date.

7.1.6 There is no action, claim, demand, suit, proceeding or arbitration, of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of Licensor, threatened against Licensor or any of its Affiliates in connection with the Licensed Technology, the Antibody or the Products or relating to the transactions contemplated by this Agreement. To the best of Licensor’s knowledge, Licensee’s use of the Licensed Technology or Antibody will not constitute an infringement, misappropriation or violation of the rights of any Third Party.

7.2 Licensee Representations and Warranties. As of the Effective Date, Licensee hereby represents and warrants to Licensor as follows:

7.2.1 Licensee is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

7.2.2 Licensee has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Licensee have been duly and validly authorized and approved by proper corporate action on the part of Licensee.

7.2.3 The execution and delivery of this Agreement by Licensee and performance by Licensee contemplated hereunder does not conflict with, violate, breach or constitute a default under any contractual obligations of Licensee or its Affiliates. Furthermore, Licensee will not enter into or amend any agreement with a Third Party in a manner that conflicts with the contractual obligations of Licensee pursuant to this Agreement.

7.2.4 There is no action, claim, demand, suit, proceeding or arbitration of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of Licensee, threatened against Licensee or any of its Affiliates relating to the transactions contemplated by this Agreement.

7.3 Disclaimer of Warranty. Except for the express warranties, representations or covenants set forth in this Agreement, nothing in this Agreement shall be construed as a representation or warranty by either Party (i) that any Licensed Product made, used, sold or otherwise disposed of under this Agreement is or will be free from infringement of patents, copyrights, trademarks or other intellectual property rights of any Third Party; (i) regarding the effectiveness, value, safety, or non-toxicity of any technology; or (ii) that any Product will obtain Regulatory Approval or achieve success or achieve any milestone events specified in this Agreement. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE LICENSED TECHNOLOGY IS PROVIDED “AS IS” AND:

7.3.1 EXCEPT AS OTHERWISE AGREED OR WARRANTED OR COVENANTED IN THIS AGREEMENT, BOTH PARTIES EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, CONCERNING THE VALIDITY, ENFORCEABILITY, PATENTABILITY, AND SCOPE OF THE LICENSED PATENTS, THE ACCURACY, COMPLETENESS, SAFETY, USEFULNESS FOR ANY PURPOSE, OR LIKELIHOOD OF SUCCESS (COMMERCIAL, REGULATORY OR OTHER) OF THE PRODUCTS, KNOW-HOW, AND ANY OTHER TECHNICAL INFORMATION, TECHNIQUES, MATERIALS, METHODS, PRODUCTS, PROCESSES, OR PRACTICES AT ANY TIME MADE AVAILABLE BY SUCH PARTY INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE, OR TRADE PRACTICE; AND

7.3.2 EXCEPT AS OTHERWISE AGREED OR WARRANTED OR COVENANTED IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, RELEASES AND RENOUNCES, ANY OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, AND ALL WARRANTIES ARISING FROM ANY COURSE OF DEALING OR PERFORMANCE OR USAGE OF TRADE.

Section 8. TERM AND TERMINATION.

8.1 Term. Unless terminated pursuant to this Section 8, the term of this Agreement (the “Term”) will commence on the Effective Date and will continue in effect, on a Licensed Product-by-Licensed Product and country-by-country basis, until the expiry of the Royalty Term for such Licensed Product in the applicable country. Upon the expiration (but not the earlier termination) of the Term for each Licensed Product and each country, the licenses granted to Licensee pursuant to Section 2.1 shall survive and become non-exclusive, perpetual, irrevocable, fully paid-up and royalty-free.

8.2 Termination by Licensee. Licensee may terminate this Agreement upon [***] advance written notice for any or no reason.

8.3 Termination for Cause.

8.3.1 Material Breach. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has breached a material obligation under this Agreement, then the Non-Breaching Party may deliver notice of such breach to the Breaching Party and if the Breaching Party fails to cure such breach within [***] after receipt of such notice, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party, subject to Section 10.

8.3.2 Insolvency. In the event that either Party (a) voluntarily files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [***] after such filing, (d) is subject to any dissolution or liquidation that remains undismissed for [***], or (e) files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within [***] of the filing thereof, then the other Party may terminate this Agreement immediately upon written notice to such Party.

8.3.3 Patent Challenge. Licensor shall have the right to terminate this Agreement in its entirety in the event Licensee or its Affiliate initiates or intentionally supports or assists the initiation of a formal judicial proceeding or administrative action to challenge the validity, scope, enforceability or patentability of any of the Licensed Patent Rights (“Challenge”). For clarity, Challenge does not include acts taken (i) in the course of prosecution and maintenance of the Licensed Patents, (ii) to seek a declaratory judgment or similar relief that any product or service does not infringe any Licensed Patent, or (iii) to defend against any claim or action brought by or under authority of Licensor alleging or asserting that Licensee, its Affiliate or Sublicensee infringes any Licensed Patent or is otherwise acting outside the scope of the licenses granted pursuant to this Agreement, whether as a counterclaim, affirmative defense or otherwise.

Licensor’s right to terminate this Agreement under this Section 8.3.3 may be exercised at any time after a Challenge occurs, provided that such proceeding or action is not withdrawn or terminated within [***] after Licensee receives written notice from Licensor of such exercise of termination rights. Licensee shall terminate any sublicense in its entirety in the event of a Challenge by the Sublicensee of such sublicense. Notwithstanding the foregoing, Licensor shall not be permitted to terminate this Agreement on the basis of a Sublicensee’s Challenge to any Licensed Patent if, within [***] following commencement of such Challenge, Licensee terminates its sublicense to such Sublicensee. Licensee shall ensure that any sublicense agreement contains termination rights consistent with those contained in this Section 8.2.3.

8.3.4 Remedies for Failure to Use Commercially Reasonable Efforts. At any time following the Effective Date, if Licensee fails to perform its obligations under Section 3.1, then Licensor will notify Licensee and, within [***] thereafter, Licensee and Licensor will meet and confer to discuss and resolve the matter in good faith, and attempt to devise a mutually agreeable plan to address any outstanding issues related to Licensee’s failure to perform its obligations under Section 3.1. Following such a meeting, if Licensee fails to use Commercially Reasonable Efforts to conduct the mutually agreed cure plan, then Licensor will have the right to terminate this Agreement by providing written notice to Licensee in accordance with 8.3.1 above.

8.4 Consequences of Early Termination. Termination (but not expiration) of this Agreement by Licensor for a reason arising under Section 8.3 shall result in the termination of the licenses granted to Licensee, and all such rights shall immediately revert to Licensor in full and the Licensee shall cease all use of Licensed Technology for the development, manufacture and commercialization of the Licensed Products. All other rights and obligations of either Party under this Agreement (including all licenses granted hereunder) shall terminate, unless explicitly provided otherwise in this Section 8.4 or elsewhere in this Agreement. Notwithstanding the forgoing, termination of this Agreement will not relieve the Parties of any obligation accruing prior to such termination, including but not limited to Licensee’s obligations to pay all fees and royalties that shall have accrued hereunder prior to the effective date of termination.

8.5 Certain Additional Matters Relating to a Change of Control of Licensee. In the event that Licensee undergoes a Change of Control, Licensee shall notify WuXi Biologics not more than [***] after execution of the agreements for such Change of Control transaction, and shall thereafter provide written notice to WuXi Biologics promptly following consummation (i.e., closing) of such Change of Control transaction. If the consummation of the Change of Control shall result in Licensee or its Affiliates (including any acquiring entity) to have possession of, or control over, any product being developed, manufactured, or commercialized that includes any [***] antibody and/or product thereof targeting the Target for application in the Field (except a Licensed Product), the terms and conditions (and rights and obligations) of this Agreement shall continue in effect as provided in this Agreement (subject to the each Party’s termination rights under Section 8), except that the definition of “Commercially Reasonable Efforts” shall be amended in its entirety to read, as follows: “Commercially Reasonable Efforts” means, with respect to a Person, those efforts commensurate with those efforts commonly used by [***] in connection with the development, manufacturing or commercialization of products that are of similar status, including market potential, profit potential and strategic value, as determined based on conditions then prevailing, including safety, efficacy, competitive considerations within the marketplace, projected market size, intellectual property protection and duration, manufacturing costs, resource allocation, pricing, re-importation concerns, regulatory requirements needed to achieve Regulatory Approval, and other relevant commercial and regulatory considerations, provided that no [***] (other than a Licensed Product) being developed, manufactured, or commercialized by Licensee or its Affiliates (including any acquiring entity) will be taken into consideration in connection with determining such efforts.

8.6 Survival. Upon the expiration or termination of this Agreement for any reason, all rights and obligations of the Parties under this Agreement, including the license grant under Section 2.1, will terminate; provided the terms of Section 1, the fifth paragraph of Section 2.2, Section 6 (for the period specified therein), Section 7:3, Section 8.4, Section 8.6, Section 9.1, Section 9.2, Section 10, and Section 11 together with any obligations accrued hereunder at the time of termination or expiration, will survive the expiration or termination of this Agreement for any reason.

Section 9. INDEMNIFICATION; INSURANCE.

9.1 Indemnification. Each Party (the “Indemnifying Entity”) will indemnify, defend and hold harmless the other Party and its Affiliates and their respective officers, employees, and agents and their respective successors, heirs or assigns (each an “Indemnified Entity”, collectively, the “Indemnified Entities”) from and against any and all claims, actions, suits or proceedings brought by any Third Party against any of them (including reasonable attorneys’ fees and other expenses of litigation) (“Claims”) as a result of: (a) the breach of any covenant, warranty or representation made by the Indemnifying Entity under this Agreement; (b) the negligence or willful misconduct of the Indemnifying Entity, any of its Affiliates or Sublicensees or their respective contractors or any of their respective representatives in performing the obligations or exercising the rights of the Indemnifying Entity under this Agreement; or (c) any acts or omissions of the Indemnifying Entity, any of its Affiliates or Sublicensees or any of their respective representatives in connection with the research, development (pre-clinical and/or clinical), manufacture, use, sale and/or other commercialization of any Licensed Products prior to the Effective Date and during the Term.

9.2 Indemnification Procedure. In the event that an Indemnified Entity is seeking indemnification under Section 9.1, it shall inform the Indemnifying Entity in writing of the relevant Claim as soon as reasonably practicable after it receives notice of the Claim, shall permit the Indemnifying Entity to assume direction and control of the defense of the Claim (subject to the right to control the defense of actions described in Section 5.3), including the right to select defense counsel, which counsel shall be reasonably satisfactory to the Indemnified Entity, and shall cooperate as reasonably requested by the Indemnifying Entity (at the expense of the Indemnifying Entity) in the defense of the Claim. The failure or delay to so notify the Indemnifying Entity shall not relieve the Indemnifying Entity of any obligation or liability that it may have to the Indemnified Entity, except to the extent that the Indemnifying Entity demonstrates that its ability to defend or resolve such Claim is adversely affected thereby. Notwithstanding the foregoing, if control of the defense of such Claim by the Indemnifying Entity would be inappropriate due to actual or potential differing interests between the Parties, then the Indemnified Entity may undertake the defense of such Claim with counsel of its choice at the Indemnified Party’s expense. The Indemnified Entity shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by the Indemnifying Entity. Neither the Indemnifying Entity nor the Indemnified Entity shall enter into any settlement of any claim subject to indemnification without the mutual written consent between these two parties.

9.3 Insurance.

9.3.1 General. Prior to the use in humans of a Product, each Party shall maintain and carry in full force and effect general liability insurance (including contractual liability coverage on the indemnification obligations under this Agreement), and naming the other Party as an additional insured in amounts adequate to cover its obligations and consistent with industry standards. Such general liability insurance shall be adequate to cover the obligations of such Party hereunder and shall be consistent with normal business practices of prudent companies similarly situated. At all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold by or on behalf of a Party (including by an Affiliate or Sublicensee), such Party shall also maintain and carry in full force and effect product liability insurance, including as applicable, clinical trial insurance, naming the other Party as an additional insured in amounts adequate to cover its obligations hereunder and consistent with industry standards. Each Party shall promptly provide the other Party with certificates of insurance evidencing the same upon the written request. The coverage limits set forth in any such insurance policy will not create any limitation on either Party under this Agreement. If such insurance is underwritten on a ‘claims made’ basis, each Party agrees that any change in underwriters during the Term of this Agreement and thereafter so long as Products are being sold will require the purchase of “prior acts” coverage to ensure that coverage will be continuous throughout the Term of this Agreement and thereafter until [***] following expiration dating of the last batch of Product manufactured.

Section 10. DISPUTE RESOLUTION.

10.1 Governing Law and Arbitration. This Agreement and all matters related thereto shall be governed by and interpreted under the laws of the State of New York. The Parties shall engage in good faith consultation to resolve any dispute arising out of or in connection with this Agreement. Such consultation will begin immediately after one Party has delivered to the other party a request for consultation. If the dispute cannot be resolved within [***] following the date on which the request for consultation is delivered, then either Party may submit the dispute to the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) for arbitration to be conducted in accordance with the JAMS rules then in effect at the time of submission. Unless otherwise mutually agreed upon by the Parties, the place of arbitration will be New York, New York. The official language of the arbitration will be English. The tribunal will consist of one arbitrator to be appointed in accordance with the JAMS rules. The Parties agree that they shall share equally the cost of the arbitration filing and hearing fees and the cost of the arbitrator and administrative fees of JAMS. Each Party shall bear its own costs and attorneys’ fees and associated costs and expenses. The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery, provided that the arbitrator shall permit such discovery as he or she deems necessary to permit an equitable resolution to the matter. The arbitration proceedings will be confidential, and the arbitrators may issue appropriate protective orders to safeguard each Party’s Confidential Information. The arbitral award will be final and binding upon the Parties, and the Party to which the award is granted may apply to a court of competent jurisdiction for enforcement of the award. Notwithstanding the foregoing, each Party has the right to institute an action in a court of proper jurisdiction for injunctive or other equitable relief pending a final decision by the arbitrator. If a Party asserted to be in breach under Section 8.3.1 above disputes that a material breach has occurred within the cure period for such breach, or a Party disputes in good faith the circumstances giving rise to a right of termination by the other Party, this Agreement shall not be terminated as a result of the disputed breach or such circumstances unless and until it has been determined in accordance with this Section 10.1 that this Agreement was materially breached or that such circumstances exist, and such breach or circumstances are not cured within [***] after such determination.

10.2 Patent Validity and Infringement Disputes. To the extent that a dispute relates to the scope, ownership, validity, enforceability, revocation or infringement of a patent application or patent within the Licensed Patent Rights and such dispute cannot be resolved in accordance with Section 10.1, then unless otherwise agreed by the Parties in writing, the sole forum to resolve such dispute shall be to initiate litigation in a court or other tribunal of competent jurisdiction in the country of issuance of the patent that is the subject of such dispute.

Section 11. MISCELLANEOUS.

11.1 Severability. If and solely to the extent that any provision of this Agreement shall be held invalid or unenforceable, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement, provided, however, that the Parties shall use their respective reasonable efforts to replace the invalid provision in a manner that best accomplishes the original intention of the Parties.

11.2 Waivers. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party or Parties waiving such term or condition. Neither the waiver by any Party of any term or condition of this Agreement nor the failure on the part of any Party, in one or more instances, to enforce any of the provisions of this Agreement or to exercise any right or privilege, shall be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach thereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

11.3 Entire Agreement; Amendments. This Agreement, including its Exhibits sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes all agreements or understandings, verbal or written, made between Licensee and Licensor before the Effective Date with respect to the subject matter hereof. None of the terms of this Agreement shall be amended, supplemented or modified except in writing executed by both Parties.

11.4 Assignment. No Party may assign this Agreement nor any rights or obligations hereunder, without the prior written consent of the other Party, provided, either Party may assign this Agreement without such consent to (i) an Affiliate, or (ii) in connection with a merger, sale or other business combination of such Party that involves all or substantially all of the assets or business to which this Agreement relates of such Party. This Agreement shall be binding upon the successors and permitted assigns of the Parties of the Agreement. Any assignment not in accordance with this Section 11.4 shall be void. Notwithstanding anything to the contrary set forth herein, in connection with the consummation of any merger, sale or other business combination transaction of

Licensor or in the event Licensor assigns or transfers this Agreement to a Third Party as permitted by this Agreement, then the Know-How, Patent Rights or any other intellectual property right held or developed by such Third Party acquirer or assignee (or any Affiliates of such Third Party acquirer or assignee) prior to such transaction, assignment or transfer shall not be deemed to be Know-How, Patent Rights or other intellectual property right Controlled by Licensor, and shall also not be deemed to be part of the Licensed Technology or any component thereof.

11.5 Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing contained in this Agreement shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

11.6 Notices. Any notice or other communication required or permitted to be provided pursuant to the terms and conditions of this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally, five (5) days after deposited in the mail if mailed by registered or certified mail (return receipt requested) postage prepaid, or on the next Business Day if sent by overnight delivery using a nationally recognized express courier service and specifying next Business Day delivery (receipt verified), or on the next Business Day following transmittal via facsimile, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided, however, that notices of a change of address shall be effective only upon receipt thereof):

If to Licensee:

Oncorus, Inc.

50 Hampshire Street, Suite 401

Cambridge, MA 02139

Attention: Chief Executive Officer

If to Licensor:

WuXi Biologics

299 Fute Zhong Road, Shanghai

Shanghai Pilot Free Trade Zone

Shanghai, 200131, P. R. China

Attention: Legal

11.7 Third Party Beneficiaries. Except as otherwise expressly provided herein, no provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any person or entity not a Party to this Agreement. However, Licensee may elect, in its sole discretion, to have one or more of its Affiliates perform its rights, obligations and duties hereunder, provided that Licensee shall remain liable hereunder for the performance by any such Affiliates of any such obligations.

11.8 Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (defined below) and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party uses reasonable efforts to remove the condition. For the purposes of this Agreement, “force majeure” shall include conditions beyond the control of the Parties, including, without limitation, an act of god, act of terrorism, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers or destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

11.9 No Solicitation. Each Party agrees that, during the Term, it will not directly or indirectly solicit any employee of the other Party to leave his or her employment with such other Party. For clarity, this provision shall not preclude general advertisements of open positions at the applicable Party.

11.10 Recording. If Licensee deems it necessary or desirable to register or record this Agreement or evidence of this Agreement with any patent office or other appropriate Governmental Authority(ies) in one or more jurisdictions in the Territory, Licensor shall reasonably cooperate to execute and deliver to Licensee any documents accurately reflecting or evidencing this Agreement that are necessary or desirable, in Licensee’s reasonable judgment, to complete such registration or recordation.

11.11 Patent Marking. To the extent required by each country’s patent laws in the Territory, Licensee shall ensure all packaging containing individual Licensed Products sold by Licensee or its Affiliates or Sublicensees will be marked with the number of the applicable patent(s) licensed hereunder.

11.12 Advice of Counsel. Both Parties have been represented and advised by legal counsel in connection with the negotiation, drafting, and execution of this Agreement, and both Parties, through their respective counsel, have participated in the drafting of this Agreement and accordingly agree that this Agreement shall not be deemed to have been drafted by one Party or the other and will be construed accordingly.

11.13 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

11.14 English Language. The English language version of this Agreement shall be the definitive version, regardless if this Agreement is translated or executed in a different language.

11.15 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures, including signatures in a fixed electronic format such as PDF, shall have the same effect as originals.

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IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their duly authorized officers upon the date set out below.

Oncorus, Inc.		WuXi Biologics Ireland Limited

By:	/s/ Ted Ashburn	By:	/s/ Chris Chen
Name:	Theodore Ashburn	Name:	Chris Chen
Title:	CEO	Title:	CEO

Date:	7/25/2019	Date:	4-Aug-2019

Exhibit A

LICENSED PATENT RIGHTS

(as of Effective Date)

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